Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2019, relating to the financial statements and financial highlights of Innovator Laddered Fund of S&P 500 Power Buffer ETFs (formerly Innovator Lunt Low Vol/High Beta Tactical ETF), a series of Innovator ETFs Trust II, for the period ended October 31, 2019, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

August 10, 2020